UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 19, 2017

Date of Report (Date of earliest event reported)

DASEKE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-37509 (Commission File Number)	47-3913221 (IRS Employer Identification No.)

15455 Dallas Parkway, Suite 440 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act   ☐

Item 8.01.Other Events

This Current Report on Form 8-K is being filed to correct a typographical error appearing on page S-6 of the preliminary prospectus supplement filed by Daseke, Inc. (the “Company”) on September 18, 2017 (the “Preliminary Prospectus”). After giving pro forma effect to the additions of the companies described therein under “Summary—Recent Developments—Acquisitions,” the Company’s revenue for the six months ended June 30, 2017 would have been approximately $453 million, a 27 percent increase compared to actual results of $358 million for the six months ended June 30, 2017, as previously reported on the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, and not $777 million, a 14 percent increase compared to actual results, as stated in the Preliminary Prospectus.

In addition, this Current Report on Form 8-K is being filed to add a selling stockholder to the Preliminary Prospectus.  The added selling stockholder, James Niemann Trust, is offering 10,000 shares.  As such, pursuant to the Preliminary Prospectus, the selling stockholders are offering 409,833 shares of the Company’s common stock (rather than 399,833 shares as listed in the Preliminary Prospectus), and the Company is offering 4,000,167 shares of the Company’s common stock (as listed in the Preliminary Prospectus) and intends to grant the underwriters a 30-day option to purchase up to an additional 661,500 shares of common stock (rather than 660,000 shares as listed in the Preliminary Prospectus).

The table set forth on page S-21 of the Preliminary Prospectus is hereby updated as follows:

			Assuming No Exercise of the Underwriter’s Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
	Shares of Common Stock Beneficially Owned Prior to the Offering			Shares of Common Stock Beneficially Owned After Completion of the Offering			Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent(2)	Shares of Common Stock Offered	Number	Percent(2)	Shares of Common Stock Offered	Number	Percent(2)
Daniel Wirkkala(4)	634,497	1.6%	134,497	500,000	1.2%	134,497	500,000	1.2%
Joseph Kevin Jordan(5)	2,653,353	6.9%	125,054	2,388,017	5.6%	125,054	2,388,017	5.6%
The Jordan Family Irrevocable Trust(6)	1,017,359	2.6%	101,736	915,623	2.1%	101,736	915,623	2.1%
The Joy and Kevin Jordan Revocable Trust(6)	385,457	*	38,546	346,911	*	38,546	346,911	*
James Niemann Trust(7)	57,682	*	10,000	47,682	*	10,000	47,682	*

__________

*Less than 1%.

(1)

The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	Percentage of beneficial ownership is based upon 38,716,382 shares of common stock outstanding as of September 15, 2017.
(3)

Percentage of beneficial ownership is based upon 42,716,549 shares of common stock outstanding immediately after this offering (43,376,549 shares if the underwriter’s option to purchase additional shares is exercised in full).

(4)

Mr. Wirkkala serves, and for at least the past three years has served, as the President and Chief Executive Officer of Smokey Point Distributing, Inc., a subsidiary of the Company. Mr. Wirkkala served as a member of the board of directors of Daseke Companies, Inc. (f/k/a Daseke, Inc.) from December 2008 to September 2015 and from July 2016 until December 2016.

(5)

Mr. Jordan serves, and for at least the past three years has served, as the President of Lone Star Transportation, LLC, a subsidiary of the Company, which Daseke Companies, Inc. (f/k/a Daseke, Inc.) acquired in October 2014. Mr. Jordan served as a member of the board of directors of Daseke Companies, Inc. (f/k/a Daseke, Inc.) after the consummation of such acquisition until September 2015 and again from July 2016 until December 2016.

Mr. Jordan is the record holder of 1,250,537 shares of common stock prior to this offering. The shares reported in the above table also include shares held of record by The Jordan Family Irrevocable Trust and The Joy and Kevin Jordan Revocable Trust.

(6)

Joseph Kevin Jordan is the trustee of both The Jordan Family Irrevocable Trust and The Joy and Kevin Jordan Revocable Trust and therefore may be deemed to share voting and investment power with respect to the reported shares.

(7)

James Charles Niemann is a co-trustee of the James Niemann Trust, a testamentary trust of which he is also the beneficiary. As co-trustee, he may be deemed to have shared voting and investment power over the reported shares, and as beneficiary of the trust, he may also be deemed to be the beneficial owner of the reported shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DASEKE, INC.

September 19, 2017	By:	/s/ Angie J. Moss
	Name:	Angie J. Moss
	Title:	Senior Vice President, Chief Accounting Officer, Corporate Controller, and Assistant Secretary